UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2018

SITE Centers Corp.

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (216) 755-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events

On November 29, 2018, SITE Centers Corp. (the “Company”) contributed ten of its wholly-owned properties to a joint venture with two Chinese institutional investors in which the Company retained a 20% equity interest and the investors acquired an 80% aggregate equity interest. The properties were valued at approximately $607 million in the aggregate and the joint venture entered into a mortgage loan in the principal amount of approximately $364 million. The Company will provide customary leasing and property management services to the joint venture. The Company intends to use the net proceeds of the transaction for general corporate purposes, including the repayment of indebtedness, the repurchase of its common shares, and funding of future investment and redevelopment activity.

The ten properties contributed to the joint venture are: Ahwatukee Foothills Towne Center in Phoenix, Arizona; Connecticut Commons in Plainville, Connecticut; Towne Center Prado in Marietta, Georgia; Brookside Marketplace in Tinley Park, Illinois; Independence Commons in Independence, Missouri; Route 22 Retail Center in Union, New Jersey; University Center in Wilmington, North Carolina; Poyner Place in Raleigh, North Carolina; Ashley Crossing in Charleston, South Carolina; and Commonwealth Center in Midlothian, Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITE Centers Corp.

By:	/s/ Aaron M. Kitlowski
Name: Aaron M. Kitlowski
Title: Executive Vice President,
General Counsel and Secretary

Date:    November 29, 2018